Exhibit 99.1

News Release	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

NYSE: BPL

Contact:	Stephen R. Milbourne,	08-04
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. ACQUIRES

REGIONAL PETROLEUM PRODUCTS MARKETING COMPANY

Breinigsville, PA – February 8, 2008. . . Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today announced that the Partnership closed on its previously announced acquisition of the equity interests in Farm & Home Oil Company LLC (“Farm & Home”), for cash consideration of approximately $145.5 million.  Farm & Home is a major regional distributor of refined petroleum products in eastern and central Pennsylvania and surrounding areas.  The Partnership financed the purchase on an interim basis through the use of existing credit facilities and expects to finance the purchase on a permanent basis through the issuance of limited partnership units.

During its most recent fiscal year, Farm & Home provided over 550 million gallons of refined petroleum products, including gasoline and distillates, to customers through a network of five terminals and other company-owned distribution assets.  Buckeye intends to operate the company on a standalone basis under the Farm & Home name, with most of its existing senior management team remaining in place.  More information about Farm & Home is available at www.fhoil.com.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline.  The Partnership also owns 56 active refined petroleum products terminals with an aggregate storage capacity of approximately 21 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio, Pennsylvania and Wisconsin and a natural gas storage facility in northern California that provides approximately 22 billion cubic feet of

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working gas capacity, and operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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                                                This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and which may be beyond the control of the Partnership.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes; (2) terrorism, adverse weather conditions, environmental releases and natural disasters; (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency or general reductions in demand; (4) adverse regional or national economic conditions or adverse capital market conditions; (5) shutdowns or interruptions at the source points for the products we transport, store or sell; (6) unanticipated capital expenditures in connection with the construction, repair or replacement of our assets; and (7) our inability to successfully integrate businesses we acquire or to retain management members of those businesses as our employees. You should read our Annual Report on Form 10-K, and our most recently filed Form 10-Q, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.